Exhibit 3.4
Form of Convertible Debenture

CONVERTIBLE DEBENTURE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION,  AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

CONVERTIBLE DEBENTURE

Company:	Wind Works Power Corp.
Company Address:	346 Waverley Street, Ottawa, Ontario K2POW5
Closing Date:	+
Maturity Date:
Principal Amount:
Interest Rate:
Conversion Rate:
Security Interest:
Holder:

Wind Works Power Corp, a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the assets or otherwise  (the “Company”), for value received, hereby promises to pay to the Holder (as such term is hereinafter defined), or such other Person (as such term is hereinafter defined) upon order of the Holder, on the Maturity Date, the Principal Amount and to pay interest thereon from the Closing Date, at the rate of __________  per annum (the “Debenture Interest Rate”), until the Principal Amount of this Debenture has been paid in full.  All interest payable on the Principal Amount of this Debenture shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  Payment of  principal or interest of  this Debenture shall be in cash or, at the option of the Holder, in shares of Common Stock of the Company valued at the then applicable Conversion Rate.  (as defined herein).

ARTICLE I.
DEFINITIONS

The terms defined in this Article whenever used in this Debenture have the following respective meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Bankruptcy Code” means the United States Bankruptcy Code of 1986, as amended (11 U.S.C. §§ 101 et. seq.).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Capital Shares” means the Common Stock and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

“Common Shares” or “Common Stock” means shares of the Company’s Common Stock.

“Common Stock Issued at Conversion”, when used with reference to the securities deliverable upon conversion of this Debenture, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which this Debenture hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

“Conversion” or “conversion” means the repayment by the Company of the Principal Amount of this Debenture by the delivery of Common Stock on the terms provided in Section 3.2, and “convert,” “converted,” “convertible” and like words shall have a corresponding meaning.

“Conversion Date” means any day on which all or any portion of the Principal Amount of this Debenture is converted in accordance with the provisions hereof.

“Conversion Notice” means a written notice of conversion substantially in the form annexed hereto as Exhibit B.

“Conversion Ratio” on any date of determination means the applicable ratio  for the conversion of this Debenture into Common Shares on such day as set forth in Section 3.1(a), and “Conversion Rate” shall have a similar meaning.

“Debenture” or “Debentures” means this Convertible Debenture of the Company or such other convertible debenture(s) exchanged therefor as provided in Section 2.1.

“Event of Default” has the meaning set forth in Section 6.1.

“Holder” means the person or entity to which this Debenture is issued, any successor thereto, or any Person to whom this Debenture is subsequently transferred in accordance with the provisions hereof.

“ Maximum Rate” has the meaning set forth in Section 6.3.

“Outstanding” when used with reference to Common Shares or Capital Shares (collectively, “Shares”) means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Principal Amount” means, for any date of calculation, the principal sum set forth in the first paragraph of this Debenture or such lesser amount if the Holder has not funded the full balance of this bond.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.  All references to “cash” or “$” herein means currency of the United States of America.

ARTICLE II.
EXCHANGES, TRANSFER AND REPAYMENT

SECTION 2.1     Registration of Transfer of Debentures. This Debenture, when presented for registration of transfer, shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

SECTION 2.2     Loss, Theft, Destruction of Debenture.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid Principal Amount dated as of the date hereof.  This Debenture shall be held and owned upon the express condition that the provisions of this Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

SECTION 2.3     Who Deemed Absolute Owner.  The Company may deem the Person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the Principal Amount of this Debenture, for the conversion of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary.  All such payments and such conversions shall be valid and effectual to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid or the conversion or conversions so made.

SECTION 2.4     Repayment at Maturity.  On or before the  Maturity Date, but in no case prior to April 1, 2010  the Company shall repay the outstanding Principal Amount of this Debenture  together with all accrued and unpaid interest thereon, in cash, to the Maturity Date.   The Company may at any time following April 1, 2010  repay a portion of the outstanding Principal Balance together with all outstanding accrued interest calculated as of the repayment date.

Notwithstanding the foregoing,  at the option of the Holder, the Holder  shall  first have the option to convert all or any portion thereof of the Principal Amount together with accrued interest shares of the Company’s Common Stock at the Conversion Rate as provided herein.

SECTION 2.5      Changes to Maturity Date.  The Maturity Date of this obligation is subject to change if any of the following events should occur:

a.	The Company completes an equity financing at least $10 million; or
b.	The Collateral is sold in whole or in part and the net proceeds from the sale of the Collateral is in excess of $5 million.

ARTICLE III.
CONVERSION OF DEBENTURE

SECTION 3.1       Conversion; Conversion Ratio; Valuation Event.  At the option of the Holder, this Debenture may be converted, either in whole or in part, up to the full Principal Amount plus accrued interest hereof into Common Shares (rounded up to the next whole number), at any time and from time to time on any Business Day, subject to compliance with Section 3.2. The number of Common Shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted divided by  $0.70 per share.

SECTION 3.2      Exercise of Conversion Privilege.  (a) Conversion of this Debenture may be exercised on any Business Day by the Holder by telecopying an executed and completed Conversion Notice to the Company  (the “Conversion Date”).  The Company shall convert this Debenture and issue the Common Stock Issued at the Conversion Ratio in the manner provided below in this Section 3.2, and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice.  The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five(5) Business Days after either party’s  delivery of such Conversion Notice, the Company shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 3 and (ii) cause to be mailed for delivery by overnight courier a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, and cash, if applicable, as provided in Section 3.3, as applicable, representing the amount of accrued and unpaid interest on this Debenture as of the Conversion Date.  Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of the Holder of this Debenture, as such (except if and to the extent that any Principal Amount thereof remains unconverted), shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby, and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.  The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription to surrender this Debenture and to release the Company from all liability thereon (except if and to the extent that any Principal Amount thereof remains unconverted).  No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

SECTION 3.3      Fractional Shares.  No fractional Common Shares or scrip representing fractional Common Shares shall be delivered upon conversion of this Debenture.  Instead of any fractional Common Shares which otherwise would be delivered upon conversion of this Debenture, the Company shall round up to the next whole share.  No cash payment of less than $1.00 shall be required to be given unless specifically requested by the Holder.

SECTION 3.4       Adjustments.  The Conversion Ratio and the number of shares deliverable upon conversion of this Debenture are subject to adjustment from time to time as follows:

       Reclassification, Etc.  In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Debenture shall have the right thereafter, at its sole option, to (a) receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which the outstanding portion of this Debenture may be converted at the Conversion Ratio applicable immediately prior to such Fundamental Corporate Change or (c) require the Company, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to the Holder a debenture with substantial identical rights, privileges, powers, restrictions and other terms as this Debenture in an amount equal to the amount outstanding under this Debenture immediately prior to such Fundamental Corporate Change.  For purposes hereof, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.  The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

SECTION 3.5      Surrender of Debentures.  Upon any redemption of this Debenture or upon maturity, the Holder shall either deliver this Debenture by hand to the Company at its principal executive offices or surrender the same to the Company at such address by nationally recognized overnight courier.  Payment of the redemption price or the amount due on maturity shall be made by the Company to the Holder against receipt of this Debenture (unless converted and paid in common stock) by wire transfer of immediately available funds to such account(s) as the Holder shall specify by written notice to the Company (if the Company has not elected to pay this debenture with shares of its Common Stock.

ARTICLE IV
SECUIRTY

Section 4.1           Security Interest.   This Convertible Debenture is secured by a security interest in the collateral set forth on Exhibit A  (the “Collateral”).

Section 4.2           Security Agreement. The Company will execute and deliver to Holder, such instruments or agreements as Holder may require, evidencing all or any part of the indebtedness and such certificates of title, financing and continuation statements and other instruments as the Holder may deem necessary or desirable to protect, perfect and preserve the security interest created herein.

Section 4.3.          Inspection of Property.  The Company will permit the Holder or its agent to inspect the Collateral, during normal business hours (or at other times, if Holder  shall have notified the Company  in advance.

Section  4.4          Disposition of the Collateral by the Company.   Company may sell or otherwise dispose of the Collateral without the consent of the Holder provided however that the Holder will have an ongoing security interest in the proceeds from the sale of the Collateral.  Any security interest in the proceeds from the sale of the collateral or any portion thereof shall be limited to the amount of the outstanding debt obligation then owing the Holder.

Section 4.5          Disposition of the Collateral by the Holder.  In the event of a breach of this Agreement by the Company and, Holder is required to sell any of the Collateral,  the Holder undertakes to sell the Collateral in a commercially reasonable manner.  Holder will be entitled to retain the proceeds received  from the sale of the Collateral up to the amount of any outstanding principal balance plus accrued interest.

ARTICLE V.
STATUS;   RESTRICTIONS ON TRANSFER

SECTION 5.1       Status of Debenture.  This Debenture constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforceability, to general principles of equity and to principles of bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and remedies generally.

SECTION 5.2      Restrictions on Transfer.  This Debenture, and any Common Shares deliverable upon the conversion hereof, have not been registered under the Securities Act.  The Holder by accepting this Debenture agrees that this Debenture and the shares of Common Stock to be acquired as interest on and upon conversion of this Debenture may not be assigned or otherwise transferred unless and until (i) the Company has received the opinion of counsel for the Holder that this Debenture or such shares may be sold pursuant to an exemption from registration under the Securities Act or (ii) a registration statement relating to this Debenture or such shares has been filed by the Company and declared effective by the SEC.

Each certificate for shares of Common Stock deliverable hereunder shall bear a legend as follows unless and until such securities have been sold pursuant to an effective registration statement under the Securities Act:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The securities may not be offered for sale, sold or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act in respect of which the issuer of this certificate has received an opinion of counsel satisfactory to the issuer of this certificate to such effect.  Copies of the agreement covering both the purchase of the securities and restrictions on their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the issuer of this certificate at the principal executive offices of the issuer of this certificate.”

ARTICLE VI.
COVENANTS

SECTION 6.1       Compliance with Laws.  So long as this Debenture shall be outstanding, the Company shall comply with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities, except for such noncompliance which would not have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries.

SECTION 6.2       Reservation of Shares. So long as this Debenture shall be outstanding, the Company shall reserve a sufficient number of shares of its Common Stock to issue to the Holder upon conversion of the Debenture.

ATICLE VII.
EVENTS OF DEFAULT; REMEDIES

SECTION 7.1      Events of Default.  “Event of Default” wherever used herein means any one of the following events:

A.  The Company shall default in the payment of principal of or interest on this Debenture as and when the same shall be due and payable and, such default shall continue for ten (10) Business Days after the date such payment was due, or the Company shall fail to perform or observe any other covenant, agreement, term, provision, undertaking or commitment under this Debenture, and such default shall continue for a period of ten (10) Business Days after the delivery to the Company of written notice that the Company is in default hereunder or thereunder;

B.  Any of the representations or warranties made by the Company herein, shall be false or misleading in a material respect on the Closing Date;

C  (i).The Company admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (ii.) institutes or has instituted against it any proceeding seeking  to adjudicate it a bankrupt or insolvent, (iii.) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors or (iv) the entry of an order for relief or the appointment of a receiver, trustee or other similar person for it or for any substantial part of its properties and assets, and in the case of any such official proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) calendar days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs or (v) takes any corporate action to authorize any of the above actions;

D.  The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company  a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and any such decree or order continues and is unstayed and in effect for a period of sixty (60) calendar days;

E.  The institution by the Company  of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as and when they become due, or the taking of corporate action by the Company in furtherance of any such action;

F.  A final judgment or final judgments for the payment of money in excess of $100,000 shall have been entered by any court or courts of competent jurisdiction against the Company and remains undischarged for a period (during which execution shall be effectively stayed) of thirty (30) days, provided that the aggregate amount of all such judgments at any time outstanding (to the extent not paid or to be paid, as evidenced by a written communication to that effect from the applicable insurer, by insurance) exceeds Two  Hundred Thousand Dollars ($200,000);

G  It  becomes unlawful for the Company to perform or comply with its obligations under this Debenture in any respect;

SECTION 7.2      Acceleration of Maturity; Rescission and Annulment.  If an Event of Default occurs and is continuing, then and in every such case the Holder may, by a notice in writing to the Company, rescind any outstanding Conversion Notice and declare that all amounts owing or otherwise outstanding under this Debenture are immediately due and payable and upon any such declaration this Debenture shall become immediately due and payable in cash together with all accrued and unpaid interest thereon.

SECTION 7.3       Maximum Interest Rate.   Notwithstanding anything herein to the contrary, if at any time the applicable interest rate as provided for herein shall exceed the maximum lawful rate which may be contracted for, charged, taken or received by the Holder in accordance with any applicable law (the “Maximum Rate”), the rate of interest applicable to this Debenture shall be limited to the Maximum Rate.  To the greatest extent permitted under applicable law, the Company hereby waives and agrees not to allege or claim that any provisions of this Note could give rise to or result in any actual or potential violation of any applicable usury laws.

SECTION 7.4       Remedies Not Waived.  No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

SECTION 7.5       Remedies.   The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Debenture will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Debenture, that the Holder shall be entitled to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Debenture and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE VIII.
MISCELLANEOUS

SECTION 8.1       Notice of Certain Events.  In the case of the occurrence of any event described in Section 3.4 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company’s security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days’ notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of (y) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (z) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

SECTION 8.2       Withholding.  To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Debenture.

SECTION 8.3      Transmittal of Notices.  Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier to the Company at its principal place of business or to the Holder as indicated on the Subscription Agreement.

SECTION 8.4      Governing Law.  This Debenture shall be governed by, and construed in accordance with, the laws of the state of Nevada (without giving effect to conflicts of laws principles).  With respect to any suit, action or proceedings relating to this Debenture, the Company and the Holder irrevocably submits to the exclusive jurisdiction of the courts of the province of Ontario, Canada and hereby waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Subject to applicable law, the Company agrees that final judgment against it in any legal action or proceeding arising out of or relating to this Debenture shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof and the amount of its indebtedness, or by such other means provided by law.

SECTION 8.5       Headings.  The headings of the Articles and Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

SECTION 8.6     Payment Dates.  Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

SECTION 8.7       Binding Effect.  The Holder by accepting this Debenture agrees to be bound by and comply with the terms and provisions of this Debenture.

SECTION 8.8      No Stockholder Rights.  Except as otherwise provided herein, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

SECTION 8.9       Facsimile Execution.    Facsimile execution shall be deemed originals.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer on the date of this Debenture.

Wind Works Power Corp. By: _________________ Title: _________________________________